340 Woodpecker Ridge ○ Santa Cruz, CA 95060 ○ 831-426-3733 ○ 831-426-5666 FAX

Dear Matt Field,

2/1/2021

Joby Aero Inc (the “Company”) is pleased to offer you employment on the following terms:

1.
Position. Your role will be Chief Financial Officer and you will report to JoeBen Bevirt. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.
Cash Compensation. The Company will pay you an annual salary of $375,000, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion. Additionally, the Company will pay you two signing bonuses of $200,000, the first of which will be paid on your first pay day of your employment (the “First Installment”), the second of which will be paid on the first pay period following your first anniversary date (the “Second Installment”). The Company will also pay you a one-time relocation bonus in the amount of $100,000, upon completion of successful relocation to a residence within 50 miles of your primary place of employment (the “Relocation Bonus”). In addition, the Company will reimburse you up to $10,000 for your first year of travel expenses to and from your primary residence. All amounts will be subject to any withholding requirements and authorized deductions.

3.
Bonus repayment. In the event you voluntarily resign your employment with, or you are terminated for Cause from, the Company before the one-year anniversary of your start date, you agree to repay the full amount of the First Installment, less 8.33% for each full month of work completed after your start date. In the event you voluntarily resign your employment, or you are terminated for Cause from the Company after the one-year anniversary of your start date but before the two-year anniversary of your start date, you agree to repay the full amount of the Second Installment, less 8.33% for each full month of work completed after the one-year anniversary of your start date. In the event you voluntarily resign your employment with, or you are terminated for Cause from, the Company before the one-year anniversary of the date of your Relocation Bonus, you agree to repay the full amount of the Relocation Bonus, less 8.33% for each full month of work completed after the payment of the Relocation Bonus. Nothing herein should be construed as a modification of your at-will employment relationship with Joby. For this Agreement, “Cause” means the Company’s reasonable good faith belief that you (i) committed a felony, or any crime against or involving the Company or any related subsidiary or affiliate; (ii) failed to perform your job duties to the Company’s reasonable good faith satisfaction, (iii) engaged in acts or omissions constituting fraud, dishonesty, or misappropriation with respect to the Company or any related subsidiary or affiliate, (iv) violated a material agreement with the Company or any related subsidiary or affiliate,

(v) violated any confidentiality obligation to the Company or any related subsidiary or affiliate, or (vi) materially breached any applicable written employment policy, or lawful directive of the Company or any related subsidiary or affiliates.

4.
Equity Award. As soon as reasonably practicable after the date you commence full-time employment, and subject to the approval of the Company’s Board of Directors, you will be granted 160,000 restricted stock units (RSUs) of the Company’s common stock (“The Award”). The Award will be subject to the terms and conditions of the Company’s equity incentive plan and an award agreement to be entered into between you and the Company. The Award will vest as to 16.67% of the shares underlying the Award after 12 months of your continuous service, and the balance will vest in equal quarterly installments over the next 20 quarters of your continuous service, as described in the applicable award agreement. In addition, if a long-term equity incentive plan for Company executives is approved by the Board at a future date, you will be you will be eligible to participate in that plan as determined by the Company.
5.
Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company- sponsored benefits. Additionally, the Company will provide you with three months of temporary housing in the Santa Cruz area.

6.
Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

7.
Employment Relationship. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8.
Tax Matters.

A.
Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
B.
Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9.
Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Cruz, California, in connection with any Dispute or any claim related to any Dispute.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States, along with the satisfactory completion of a background investigation.

If you have any questions, please reach out to offers@jobyaviation.com.

Very truly yours, Joby Aero Inc

/s/ JoeBen Bevirt
JoeBen Bevirt CEO

I have read and accept this employment offer:

Signature of Employee

/s/ Matthew Field	Chief Financial Officer
Matthew Field	(Principal Financial Officer and Principal Accounting Officer)

Dated: 2/5/2021

Attachment

Exhibit A: Proprietary Information and Inventions Agreement